EXHIBIT 10.1

SETTLEMENT AND RELEASE AGREEMENT

THIS SETTLEMENT AND RELEASE AGREEMENT ("Settlement Agreement") is made and entered this 14th day of April, 2021, by and among Donald Smith (“Smith”), Elina Jenkins (“Jenkins”), Raw Energy Materials, Corp. (“Raw”), Raw, LLC, Raw Materials Corp., Global Energy Sciences, LLC (“Global”) and YellowTurtle Design LLC (“Yellow”) (together, these above referenced parties are referred to, jointly and severally, as “Seller”), and Basanite, Inc., and/or its assigns, Rockstar Acquisitions, LLC (“Rockstar”); Paymeon, Inc. (“Paymeon”); Basalt America, LLC (“Basalt”); Basanite, Inc. (“Basanite, Inc.”), and Basanite Industries, LLC (together, these above referenced parties are referred to as “Buyer” or “Basanite”) (together, the Seller and Buyer are referred to as the “Parties”). This Agreement is intended by the Parties to be binding upon their companies, their affiliated companies, as well as those individuals and entities (including successors and assigns) referenced in Paragraphs 7 and 8 below.

WHEREAS, disputes between the Seller, Buyer and other parties are pending in that certain legal action having Case Number 18-020596 (21) in the Seventeenth Judicial Circuit Court in and for Broward County, Florida (“Litigation”); and

WHEREAS, upon performance of this Settlement Agreement and Stock Purchase Agreement executed contemporaneously herewith, the Parties desire to settle all claims by and among them to avoid further cost, uncertainty and delays in the Litigation.

NOW WHEREFORE, for and in consideration of the sum of $10.00 and other good and valuable consideration the parties hereto hereby agree as follows:

1.

The above recitals are true and correct and constitute a material part of this Agreement.

2.

No Further Products or Services. The Parties are under no obligation to provide any further products or services to each other by virtue of having entered into this Settlement Agreement, except as otherwise expressly provided in the Stock Purchase Agreement and Escrow Agreement executed contemporaneously herewith.. Specifically, and without limitation, the terms of the Professional Consulting Agreement dated January 15, 2017 between Rockstar and Yellow as well as the terms of the Professional Consulting Agreement dated January 15, 2017 between Rockstar and Raw, LLC; the Licensing Agreement, all amendments thereto and the Letter Agreement (as referenced in the complaint on file in the Litigation), are all hereby terminated with no obligations existing, pending or due any parties thereunder.

3.

Settlement Exchanges. In addition to the other terms set forth herein, and subject to the expressed terms of the Stock Purchase Agreement, the Parties hereby resolve all disputed issues among them, including those alleged within the Litigation, subject to the Seller selling and the Buyer buying the Shares of stock as those terms are more specifically defined in the Stock Purchase Agreements (and separate Escrow Agreement) to be signed contemporaneously with this Settlement Agreement. The terms of the Stock Purchase Agreement and Escrow Agreement signed contemporaneously with this Settlement

Agreement are incorporated herein and are made a part hereof. Settlement shall also include, as a mandatory condition precedent, Buyer’s agreement to relinquish any right, title or interest in 10% of the stock of Raw Materials Corp. (“RMC”), which stock in RMC shall promptly be transferred back to Don Smith in the event Buyer timely complies with the terms of the Stock Purchase Agreement.

4.

Dismissal. Within ten (10) days from Buyer’s timely payment of the purchase consideration set forth in the Stock Purchase Agreement, the Parties hereto shall collaborate to file and take dismissals of the claims and counterclaims with prejudice made against or amongst each other in the Litigation.

5.

No admission of liability. By entering into this Agreement, neither party admits any liability with respect to the alleged disputes involved in the Litigation; in fact, the Parties specifically deny any liability of whatever nature arising out of the Litigation.

6.

Public Announcement. The Buyer may make public announcements as reasonably deemed appropriate and/or required by securities law. It is anticipated that the announcements will be substantially similar to the one attached hereto.

7.

Non-Disparagement. Neither party shall, at any time, whether during or following the signing of the Settlement Agreement, make any disparaging statement concerning the other party, its affiliates, members, managers, shareholders, management, employees, Board of Directors, management decisions, operating policies, Board decisions or actions of either party, whether or not libelous or defamatory, absent court order.

7.

Release by the Seller. In consideration of the covenants and conditions herein set forth and other good and valuable consideration, including timely compliance by Buyer of its payment obligations under the Stock Purchase Agreement, and full and final relinquishment of any possession, ownership right, title, or interest in in any and all stock in RMC, and in full settlement of any and all claims or demands of every kind and nature the Seller ever had, have or may have against Buyer, for any and all claims, demands, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, stock, costs, expenses, accounts, damages, judgments, losses and liabilities of whatever known or unknown, whether or not concealed or hidden, which the Seller had, may have had, now or can, shall or may have including, but not limited to, those relating to the issues raised in the Litigation, for and on behalf of themselves and their present and former affiliates and subsidiary corporations and divisions, if any, and their respective attorneys, directors, stockholders, members, officers, employees and agents and their respective heirs, executors, administrators, predecessors, guarantors, successors and assigns, effective on the day of execution of this Agreement, do hereby fully and forever remise, release and discharge Buyer and their present and former affiliated and subsidiary corporations and divisions, and their respective attorneys, directors, owners, managers, stockholders, officers, employees and agents, and their respective heirs, executors, administrators, predecessors, successors and assigns, except as to the terms of this Settlement Agreement, the Stock Purchase Agreement and Escrow Agreement, which three documents are expected to be executed contemporaneously, as well as all other documents or terms ancillary thereto (“Settlement Documents”). Notwithstanding the foregoing, the terms of this Release shall be null and void in the event the purchase of Seller’s shares from Buyer is not consummated pursuant to the expressed terms of the Stock Purchase Agreement.

8.

Release by Buyer. In consideration of the covenants and conditions herein set forth and other good and valuable consideration, including timely compliance by Seller of its payment obligations under the Stock Purchase Agreement, in settlement of any and all claims or demands of every kind and nature the Buyer ever had, have or may have against Seller, for any and all claims, demands, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, stock, costs, expenses, accounts, damages, judgments, losses and liabilities of whatever known or unknown, whether or not concealed or hidden, which the Buyer had, may have had, now or can, shall or may have including, but not limited to, those relating to the issues raised in the Litigation, for and on behalf of themselves and their present and former affiliates and subsidiary corporations and divisions, if any, and their respective attorneys, directors, stockholders, members, officers, employees and agents and their respective heirs, executors, administrators, predecessors, guarantors, successors and assigns, effective on the day of execution of this Agreement, do hereby fully and forever remise, release and discharge Seller and their present and former affiliated and subsidiary corporations and divisions, their owners, managers, attorneys, directors, stock- holders, officers, employees and agents, and their respective heirs, executors, administrators, predecessors, successors and assigns, except as to the terms of the Settlement Documents. Notwithstanding the foregoing, the terms of this Release shall be null and void in the event the purchase of Seller’s shares from Buyer is not consummated pursuant to the expressed terms of the Stock Purchase Agreement.

9.

Cooperation and Further Documents and Instruments. The Parties agree to cooperate with each other in good faith to effectuate the terms and conditions of this Settlement Agreement, including doing or causing their agents and attorneys to do whatever is reasonably necessary to effectuate the signing, delivery, execution, and filing of any documents to conclude the litigation and to perform the terms of the Settlement Documents. The Seller shall provide to Buyer such other and further documents and instruments as reasonably requested in connection with executing, delivering and performing the Settlement Documents, including, but not limited to, conveyance of title to the subject Shares, discharge and release of interests in the Shares, and documents affirming that the officer executing this Settlement Agreement has authority from the board of directors or other governing or managing authority of the party for which such officer signs to enter into this Settlement Agreement and that the party has the authority to perform its obligations hereunder.

10.

Fees and Costs. Each party shall bear its own attorney's fees and costs incurred to date in or relating to the Litigation. In the event there is litigation relating to the Settlement Documents, the prevailing party in any such action shall be entitled to an award of its reasonable costs and attorneys’ fees incurred therein, including appeals.

11.

Governing Law. The provisions of this Settlement Agreement and all rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Florida without regard to the conflicts of laws provisions thereof.

12.

Entire Agreement. The Settlement Documents embody the entire agreement of the parties respecting the subject matter hereof. Any and all understandings, agreements, and contracts by and among the Parties from the beginning of time to the date hereof are cancelled and terminated, and the parties are forever free from any obligations arising therefrom save only as expressly reserved and set forth within the Settlement Documents. There are no promises, terms, conditions or obligations relating to the subject matter hereof other than those contained within the Settlement Documents which supersede all previous communications, representations or agreements, verbal or written, by and between the parties. For the avoidance of doubt, the parties expressly agree that upon the execution and delivery of this Settlement Agreement (and the Settlement Documents) the terms and conditions hereof shall control the duties and obligations of the parties with respect to the subject matter hereof and all other duties and obligations of the parties with respect to the subject matter hereof, unless expressly herein provided to survive, have terminated and discharged in their entirety in accordance with the mutual releases hereinabove set forth.

13.

Waiver of Jury Trial. THE PARTIES HEREBY KNOWINGLY, IRREVOCABLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED ON THIS AGREEMENT, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS SETTLEMENT AGREEMENT OR ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH OR RELATED HERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS SETTLEMENT AGREEMENT.

14.

Time is of the Essence. Time shall be of the essence for all events contemplated hereunder.

15.

Counterparts. This Settlement Agreement may be fully executed in separate counterparts by the Parties hereto, all such counterparts together constituting but one and the same instrument. Such counterparts may be exchanged via facsimile or e-mail transmission provided that immediately following such transmission, if so requested, each party shall forward an executed, original counterpart to each other party by a major US overnight courier via counsel.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Settlement Agreement to be executed by their duly authorized representatives and individually on the day and year first above written.

RAW ENERGY MATERIALS CORP. By: /s/ Donald R. Smith Name: Donald R. Smith Title: President	RAW MATERIALS CORP. By: /s/ Donald R. Smith Name: Donald R. Smith Title: President
GLOBAL ENERGY SCIENCES, LLC By: /s/ Donald R. Smith Name: Donald R. Smith Title: Manager	RAW, LLC By: Donald R. Smith Name: Donald R. Smith Title: Manager YELLOWTURTLE DESIGN, LLC By: /s/ Elina B. Jenkins Name: Elina B. Jenkins Title: Manager
DONALD SMITH By: /s/ Donald R. Smith Donald Smith, individually	ELINA JENKINS By: /s/ Elina B. Jenkins Elina Jenkins, individually
BASANITE, INC. By: /s/ Simon R. Kay Name: Simon R. Kay Title: Manager	ROCKSTAR ACQUISITIONS, LLC By: /s/ Simon R. Kay Name: Simon R. Kay Title: Manager

PAYMEON, INC. By: /s/ Simon R. Kay Name: Simon R. Kay Title: Manager BASANITE INDUSTRIES, LLC By: /s/ Simon R. Kay Name: Simon R. Kay Title: Manager	BASALT AMERICA, LLC By: /s/ Simon R. Kay Name: Simon R. Kay Title: Manager